UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 23, 2008 (December 18, 2008)

St. Mary Land & Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 18, 2008, upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved an amendment to St. Mary Land & Exploration Company’s (“St. Mary” or the “Company”) Restated By-Laws (the “Amendment”), effective immediately.  Apart from non-substantive language and conforming changes, the principal components of the Amendment are briefly summarized below.  The summary of the Amendment is not intended to be complete and is qualified in its entirety to the  Restated By-Laws, as amended, attached as Exhibit 3.1 to this report and incorporated herein by reference.

Section 4 of the Amendment clarifies the advance notice provisions relating to stockholders proposals for stockholder-proposed board nominations and for stockholder-proposed business generally.  Generally, the Amendment clarifies the application of advance notice provisions to extend to all stockholder proposals and nominations for election as directors of St. Mary, revises and expands the scope of information that a stockholder needs to provide to St. Mary in connection with any proposal, and requires the person making the proposal to provide St. Mary with a completed written questionnaire concerning the director nominee and provide certain representations to St. Mary.  The Amendment also requires disclosure of all forms of ownership (including, for example, any derivative instruments directly or indirectly owned beneficially), and all relationships, proxies and other agreements that would entitle or enable a stockholder to acquire equity in the Company or control votes.

Section 21 of the Amendment clarifies the rights of directors and officers to indemnification and advancement of indemnification expenses.  The Amendment adds language expressly stating that the rights to indemnification and advancement of expenses are deemed to have fully vested at the time the indemnitee assumes his or her position with St. Mary.

Section 17 of the Amendment clarifies certain requirements with respect to action by stockholders taken by written consent.  The Amendment requires that a stockholder seeking to take action by written consent must first submit a notice containing specified information to the Company and to request the Board of Directors  to promptly, but in all events within ten days after the date on which such a written request is received, to adopt a resolution fixing a record date for such action.

Item 7.01                      Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On December 22, 2008, St. Mary issued a press release announcing its 2009 capital program guidance.  Additionally, in that press release and as more fully detailed below in Item 8.01, the Company announced it has entered into agreements that grant the Company the opportunity to earn approximately 43,000 net acres located in McKean and Potter counties, Pennsylvania.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01                      Other Events.

On December 22, 2008, St. Mary announced that the Company has entered into agreements that grant the Company the opportunity to earn approximately 43,000 net acres (50,000 gross acres) with potential for the Marcellus shale in north central Pennsylvania.  The acreage is located in McKean and Potter counties, Pennsylvania.

This report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “will,” “believe,” “plan,” “intend,” “estimate,” “forecast,” “expect,”  “opportunity,” and “potential” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the pending nature of the reported acquisition agreements as well as the ability to complete the transactions, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the imprecise nature of oil and gas reserve estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed or furnished as part of this report:

Exhibit	Description
3.1*	Restated By-Laws of St. Mary Land & Exploration Company amended as of December 18, 2008.
99.1**	Press release of St. Mary Land & Exploration Company dated December 22, 2008.

*	Filed with this Current Report on Form 8-K.
**	Furnished with thie Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date:	December 23, 2008	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller